Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Purchase and Assumption of Three Northway Branches Complete

Morrisville, VT June 1, 2011 - Union Bankshares, Inc. (NASDAQ - UNB) today announced the completion of the purchase and assumption of three bank branches in northwestern New Hampshire from Northway Bank by its subsidiary Union Bank. The Littleton, Groveton and North Woodstock branches opened their doors on Tuesday, May 31, 2011 as full-service banking offices of Union Bank. Union Bank is retaining the 18 employees who currently serve these branches. In addition, John Currier has been hired as Assistant Vice President and Branch Manager of the Groveton office. Three former Northway Bank employees have received promotions. Tracy Ash of the Main Street, Littleton office and Ijaz Akhtar of the North Woodstock office have been promoted to the position of Assistant Treasurer and Branch Manager. Virginia Locke has been promoted to Assistant Vice President, Residential and Consumer Loan Officer.

In addition, effective with the acquisition, Christine Latulip has been promoted to Regional Vice President. She retains her management responsibilities for the Dells Road, Littleton office. Ms. Latulip will oversee the New Hampshire branches and provide leadership and oversight to these teams. Ms. Latulip began her career in 1971 with Peoples Bank of Littleton, ultimately becoming President and CEO from 1996 to 2000. After Peoples Bank was acquired by Connecticut River Bank, she remained as Regional President for the Littleton area before becoming Deputy Director of Affordable Housing Education & Development (AHEAD) in Littleton in 2001, and then becoming President of Calain, Inc, a company specializing in tax deferred real estate and personal property exchanges. She joined Union Bank in April of 2010.

Christine Latulip, Regional Vice President, Union Bank
“Union Bank is a full-service bank and a leader in business and personal lending,” states Ken Gibbons, Chairman and CEO of Union Bankshares. “We are very pleased to be expanding our footprint in western Coos County and to extend into northern Grafton County. We intend to bring our strong lending capabilities to these areas and ensure that our new customers are receiving excellent service, valuable financial products and added conveniences. We are very pleased to welcome the branch personnel to our Company knowing that their professionalism and commitment to their communities is a good match with our company values.”

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2011, the Company had approximately $460 million in consolidated assets compared to $440 million at March 31, 2010. As of May 31, 2011, the Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; and 4 branches and 4 ATMs in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred Lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.